As filed with the Securities and Exchange Commission on July 30, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3607736 (I.R.S. Employer Identification No.)

28903 North Avenue Paine
Valencia, CA 91355
(661) 775-5300

(Address of Principal Executive Offices)

Pharmaceutical Discovery Corporation 1991 Stock Option Plan
Pharmaceutical Discovery Corporation 1999 Stock Plan
AlleCure Corp. 2000 Stock Option and Stock Plan
CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan
2004 Employee Stock Purchase Plan
2004 Equity Incentive Plan
2004 Non-Employee Directors’ Stock Option Plan

(Full title of the plans)

Alfred E. Mann
Chief Executive Officer and Chairman
MannKind Corporation
28903 North Avenue Paine
Valencia, CA 91355

(Name and address of agent for service)

(661) 775-5300

(Telephone number, including area code, of agent for service)

Copies to:
Frederick T. Muto, Esq.
Jeremy D. Glaser, Esq.
COOLEY GODWARD LLP
4401 Eastgate Mall
San Diego, CA 92121-9109
(858) 550-6000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)	share	price	registration fee

Common Stock, par value $.01 per share, issuable under the Pharmaceutical Discovery Corporation 1991 Stock Option Plan	126,099 shares (2)	$6.11(3)	$770,465(3)	$98

Common Stock, par value $.01 per share, issuable under the Pharmaceutical Discovery Corporation 1999 Stock Plan	305,430 shares (4)	$7.95(5)	$2,428,169(5)	$308

Common Stock, par value $.01 per share, issuable under the AlleCure Corp. 2000 Stock Option and Stock Plan	14,366 shares (6)	$22.59(7)	$324,528(7)	$41

Common Stock, par value $.01 per share, issuable under the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan	105,981 shares (8)	$13.03(9)	$1,380,932(9)	$175

Common Stock, par value $.01 per share, issuable under the 2004 Employee Stock Purchase Plan	2,000,000 shares (10)	$14.00(11)	$28,000,000(11)	$3,548

Common Stock, par value $.01 per share, issuable under the 2004 Equity Incentive Plan	5,000,000 shares (12)	$8.64-$14.00 (13)	$62,847,691(13)	$7,963

Common Stock, par value $.01 per share, issuable under the 2004 Non-Employee Directors’ Stock Option Plan	800,000 shares (14)	$14.00(11)	$11,200,000(11)	$1,419

Common Stock, par value $.01 per shares, issuable pursuant to options granted outside of the Registrant’s plans	240,972 shares (15)	$25.23(16)	$6,079,724(16)	$770

Total	8,592,848 shares	N/A	$113,031,509	$14,322

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), that become issuable under any of the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Comprised solely of shares of Common Stock reserved for issuance upon the exercise of options outstanding under the Pharmaceutical Discovery Corporation 1991 Stock Option Plan (the “1991 Plan”). No additional options may be granted under the 1991 Plan.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The Proposed maximum offering price per share and Proposed maximum aggregate offering price for the 126,099 shares reserved for issuance under the 1991 Plan are calculated using a weighted average exercise price for such shares of $6.11.

(4)	Comprised solely of shares of Common Stock reserved for issuance upon the exercise of options outstanding under the Pharmaceutical Discovery Corporation 1999 Stock Plan (the “1999 Plan”). No additional options may be granted under the 1999 Plan.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The Proposed maximum offering price per share and Proposed maximum aggregate offering price for the 305,430 shares reserved for issuance under the 1999 Plan are calculated using a weighted average exercise price for such shares of $7.95.

(6)	Comprised solely of shares of Common Stock reserved for issuance upon the exercise of options outstanding under the AlleCure Corp. 2000 Stock Option and Stock Plan (the “AlleCure Plan”). No additional options may be granted under the AlleCure Plan.

(7)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The Proposed maximum offering price per share and Proposed maximum aggregate offering price for the 14,366 shares reserved for issuance under the AlleCure Plan are calculated using a weighted average exercise price for such shares of $22.59.

(8)	Comprised solely of shares of Common Stock reserved for issuance upon the exercise of options outstanding under the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan (the “CTL Plan”). No additional options may be granted under the CTL Plan.

(9)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The Proposed maximum offering price per share and Proposed maximum aggregate offering price for the 105,981 shares reserved for issuance under the CTL Plan are calculated using a weighted average exercise price for such shares of $13.03.

(10)	Represents 2,000,000 shares of Common Stock initially available for future grants under the Registrant’s 2004 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on the first day of each calendar year, from 2005 until 2014. The number of shares added each year will be equal to the lesser of: one percent of the total number of shares of Common Stock outstanding on January 1 of the current fiscal year; 700,000 shares of Common Stock; or a number of shares of Common Stock that may be determined each year by the board of directors of MannKind Corporation (the “Registrant”).

(11)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the price per share in the initial public offering (the “Offering”) of the Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on July 27, 2004 pursuant to Rule 424(b) under the Securities Act.

(12)	Represents 1,334,386 shares of Common Stock reserved for issuance upon exercise of options outstanding under the Registrant’s 2004 Equity Incentive Plan (the “2004 Plan”) and 3,665,614 shares of Common Stock available for future grants under the 2004 Plan.

(13)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The Proposed maximum offering price per share and Proposed maximum aggregate offering price for the 1,334,386 shares of Common Stock reserved for issuance upon the exercise of options outstanding under the 2004 Plan are calculated using a weighted average exercise price for such shares of $8.64 per share. The Proposed maximum offering price per share and Proposed maximum aggregate offering price for the 3,665,614 shares of Common Stock available for future grants under the 2004 Plan are calculated using the price per share in the Offering.

(14)	Represents 800,000 shares of Common Stock initially available for future grants under the Registrant’s 2004 Non-Employee Directors’ Stock Option Plan.

(15)	Comprised solely of shares of Common Stock reserved for issuance upon exercise of outstanding options granted outside of the Registrant’s plans.

(16)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The Proposed maximum offering price per share and Proposed maximum aggregate offering price for the 240,972 shares reserved for issuance pursuant to outstanding options granted outside of the Registrant’s plans are calculated using a weighted average exercise price for such shares of $25.23.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

     Not required to be filed with this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

     (a) The Registrant’s prospectus filed on July 28, 2004 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-115020), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

     (b) The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A filed on July 23, 2004 (File No. 000-50865), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed on for us by our counsel, Cooley Godward LLP, San Diego, California.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the completion of the Offering, provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

     Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

     The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

     Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of our directors and executive officers, that require the Registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification. The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

Exhibit
Number	Description
3.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation, to be effective upon completion of the Offering.

3.2(1)	Form of Registrant’s Amended and Restated Bylaws, to be effective upon completion of the Offering.

4.1(1)	Form of Common Stock Certificate.

4.2(1)	Registration Rights Agreement made and entered into as of October 15, 1998 by and among CTL ImmunoTherapies Corp., Medical Research Group, LLC, McLean Watson Advisory Inc. and Alfred E. Mann, as amended.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	Pharmaceutical Discovery Corporation 1991 Stock Option Plan.

99.2(1)	Pharmaceutical Discovery Corporation 1999 Stock Plan and Form of Stock Option Plan thereunder.

99.3(1)	AlleCure Corp. 2000 Stock Option and Stock Plan.

99.4(1)	CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan.

99.5(1)	2004 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.6(1)	2004 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

99.7(1)	2004 Non-Employee Directors’ Stock Option Plan and Form of Stock Option Agreement thereunder.

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-115020), originally filed with the Commission on April 30, 2004, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California, on July 30, 2004.

MANNKIND CORPORATION
By:	/s/ ALFRED E. MANN
Alfred E. Mann
Chief Executive Officer and Chairman

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hakan S. Edstrom, Richard L. Anderson and David Thomson, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALFRED E. MANN Alfred E. Mann	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 30, 2004

/s/ HAKAN S. EDSTROM Hakan S. Edstrom	President, Chief Operating Officer and Director	July 30, 2004

/s/ RICHARD L. ANDERSON Richard L. Anderson	Corporate Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2004

/s/ KATHLEEN CONNELL, Ph.D. Kathleen Connell, Ph.D.	Director	July 22, 2004

/s/ RONALD CONSIGLIO	Director	July 30, 2004
Ronald Consiglio

Signature	Title	Date

/s/ LLEW KELTNER, M.D., Ph.D. Llew Keltner, M.D., Ph.D.	Director	July 28, 2004

/s/ MICHAEL FRIEDMAN, M.D. Michael Friedman, M.D.	Director	July 20, 2004

/s/ KENT KRESA Kent Kresa	Director	July 30, 2004

/s/ DAVID MACCALLUM David MacCallum	Director	July 22, 2004

EXHIBIT INDEX

Exhibit
Number	Description
3.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation, to be effective upon completion of the Offering.

3.2(1)	Form of Registrant’s Amended and Restated Bylaws, to be effective upon completion of the Offering.

4.1(1)	Form of Common Stock Certificate.

4.2(1)	Registration Rights Agreement made and entered into as of October 15, 1998 by and among CTL ImmunoTherapies Corp., Medical Research Group, LLC, McLean Watson Advisory Inc. and Alfred E. Mann, as amended.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	Pharmaceutical Discovery Corporation 1991 Stock Option Plan.

99.2(1)	Pharmaceutical Discovery Corporation 1999 Stock Plan and Form of Stock Option Plan thereunder.

99.3(1)	AlleCure Corp. 2000 Stock Option and Stock Plan.

99.4(1)	CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan.

99.5(1)	2004 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.6(1)	2004 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

99.7(1)	2004 Non-Employee Directors’ Stock Option Plan and Form of Stock Option Agreement thereunder.

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-115020), originally filed with the Commission on April 30, 2004, and incorporated herein by reference.